CONSULTING AGREEMENT

AGREEMENT made this 1st day of December, 2010, by and between Melissa Miller, hereinafter referred to as the "Consultant", and Alternative Energy Partners, Inc., whose principal place of business is located at 1365 N Courtenay Parkway, Suite A, Merritt Island, Florida, 32953, hereinafter referred to as "Company".

WHEREAS, the Company desires to engage Consultant to consult with merger and acquisition  negotiations as an independent contractor and not as an employee; and

WHEREAS, Consultant desires to consult with the Board of Directors, the officers of the Company, and the administrative staff, and to undertake for the Company consultation as to the direction of certain functions in said management of AEGY;

NOW, THEREFORE, it is agreed as follows:

1. Term. The respective duties and obligations of the contracting parties shall be for a period commencing on December 1, 2010, and may be terminated by either party giving thirty (30) days' written notice to the other party at the addresses stated above or at an address chosen subsequent to the execution of this agreement and duly communicated to the party giving notice.

2. Consultations. Consultant shall be available to consult with the Board of Directors, the officers of the Company, and the heads of the administrative staff, at reasonable times, concerning matters pertaining to its legal organization, compliance with reporting obligations at the Securities and Exchange Commission and preparation of offering documents and related materials as needed.

3. Liability. With regard to the services to be performed by the Consultant pursuant to the terms of this agreement, the Consultant shall not be liable to the Company, or to anyone who may claim any right due to any relationship with the Company, for any acts or omissions in the performance of services on the part of the Consultant or on the part of the agents or employees of the Consultant, except when said acts or omissions of the Consultant are due to willful misconduct or gross negligence. The Company shall hold the Consultant free and harmless from any obligations, costs, claims, judgments, attorneys' fees, and attachments arising from or growing out of the services rendered to the Company pursuant to the terms of this agreement or in any way connected with the rendering of services, except when the same shall arise due to the willful misconduct or gross negligence of the Consultant and the Consultant is adjudged to be guilty of willful misconduct or gross negligence by a court of competent jurisdiction.

4. Compensation. The Consultant shall receive a lump sum of 150,000 shares as of December 1, 2010. In addition, the Company shall reimburse the Consultant per diem for any reasonable out of pocket expenses incurred by the Consultant pursuant to the terms of this agreement. The amount shall be paid to the Consultant at the signing of this contract.

5. Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance of the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) shall be entered in any court having jurisdiction thereof. For that purpose, the parties hereto consent to the jurisdiction and venue of an appropriate court located in the County of Los Angeles, State of California. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement on the 3rd day of December, 2010.

Alternative Energy Partners, Inc.

/s/ Gary Reed                                                                                                  /s/ Melissa Miller
Gary Reed, Chairman                                                                                     Melissa Miller